Exhibit 99.1


         Electronic Control Security, Inc. Details WISE(TM) Water Supply
                  Security Initiative Anti-terrorism Technology

     CLIFTON, N.J.--(BUSINESS WIRE)--Dec. 8, 2005--ECSI (Electronic Control Security, Inc. (OTCBB: EKCS) a leading provider of security solutions to governments, nuclear power facilities and corporations worldwide provided details on the anti-terrorism technology capabilities of their Water Infrastructure Security Environmental WISE(TM) initiative.
     The final report by the members of the 9/11 commission issued this week stressed the enormous amount of work still needed to be done to secure the nation's infrastructure and highlighted the probability of additional major terrorist attacks in the United States. The WISE(TM) system is designed to provide complete end-to-end monitoring and protection for the vitally important water supply infrastructure.
     Electronic Control subsidiary Clarion Systems founder Martin Harmless stated, "The response by the US Army to our demonstrations at Fort Leonard Wood showed that the Sentinal(TM), a fully automated on-line multiple parameter sensor array that can instantly detect chemical, biological and nuclear threats to water supplies has significant advantages over the competition."
     The Sentinal(TM), while vital to detecting any possible contamination caused by a terrorist attack, was only part of the answer to creating a WISE(TM) total water system security solution. By monitoring all parts of the system in real time, the Sentinal(TM) gives water systems managers the instant information necessary to reconfigure the systems isolating any contamination preserving their ability to maintain the critically important water delivery capability. Beyond the ability to detect and isolate sources contaminated by a terrorist attack, Clarion recognized the need for pro-active security measures that detect attacks and intrusion attempts before they are able to cause any contamination or damage.
     Water systems have certain critical vulnerabilities that make them attractive terrorist targets beyond their role as vital suppliers of water. Dams are sensitive targets and perhaps most critically, many systems store large amounts of highly concentrated chlorine which poses an enormous hazard such as the devastation which occurred in Bhopal, India.
     "When we were approached by Electronic Control Security, we realized that their outstanding security capabilities and experience in protecting significant critical infrastructure systems including nuclear plants were a perfect fit to extend the Sentinal(TM) into a WISE(TM) total solution for water security that could protect not only the water supply itself but the full range of water supply infrastructure," concluded Mr. Harmless.
     The WISE(TM) system integrates Electronic Control Security's Pre-emptive Perimeter Detection, Infrared Perimeter Intrusion Detection with PIR, Vehicle Tracking Graphic Map, Intrusion Detection and Monitoring, Vehicle Tracking Transmitter, Fence Mounted Fiber Optic Module, PIR and Video Perimeter Detection into a total package with the Sentinal(TM) to protect the water supply infrastructure from source to faucet.
     Arthur Barchenko, Chairman and CEO of ECSI stated, "Our experience in providing security solutions to the nuclear industry has shown us the important opportunities in securing critically important infrastructure systems. The unmet needs in water system security provide an enormous opportunity that will take the nation many years and many billions of dollars to secure."

     About ECSI

     ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The ISO 9001 Registered company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562. For more information on ECSI and its customers please go to http://www.anti-terrorism.com.

     For more information about WISE(TM) and the Clarion Systems Inc., (a division of ECSI) Sentinal(TM) go to http://www.clarionsensing.com/home.shtml.

     ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements and those contained in the 10KSB and 10QSB's are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.


    CONTACT: ECSI
             Kathleen Zomack, 973-574-8555